SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                         DATE OF REPORT: AUGUST 26, 1999

                         COMMISSION FILE NUMBER 0-28840

                                 IMRGLOBAL CORP.
              -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

            FLORIDA                                          59-2911475
--------------------------------                          ---------------------
(State or Other Jurisdiction of                            (I.R.S. Employer
Incorporation or Organization)                             Identification No.)

                            100 SOUTH MISSOURI AVENUE
                            CLEARWATER, FLORIDA 33756
              -----------------------------------------------------
              (Address of Principal Executive Offices and Zip Code)

                                 (727) 467-8000
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                                       N/A
                         -------------------------------
                         (Former Name or Former Address,
                          if Changed Since Last Report)

ITEM 5.   OTHER EVENTS

          During 1999, IMRglobal Corp. acquired Atechsys S.A., Fusion Systems Japan Co. Ltd. and Orion Consulting, Inc. in transactions that have been accounted for as pooling of interests in accordance with APB Opinion 16, "Business Combinations". These transactions have been described in our previous filings on Forms 10-Q and/or Form 8-K. In accordance with pooling of interests rules the following consolidated financial statements for all prior periods have been restated to include the accounts of Atechsys S.A., Fusion Systems Japan Co. Ltd. and Orion Consulting, Inc. Restated financial statements for the years ended December 31, 1996, 1997, and 1998 and for the six months ended June 30, 1998 and 1999 are attached to this Form 8-K.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    IMRGLOBAL CORP.

Date    August 26, 1999             /s/ SATISH K. SANAN
    ---------------------------     ----------------------------
                                    Satish K. Sanan
                                    Chief Executive Officer

Date    August 26, 1999             /s/ ROBERT M. MOLSICK
    ---------------------------     ------------------------------
                                    Robert M. Molsick
                                    Chief Financial Officer

                                 IMRGLOBAL CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                         PAGE

Report of Independent Auditors..........................................   2

Report of Independent Certified Public Accountants......................   3

Report of Independent Public Accountants................................   4

Consolidated Balance Sheets as of December 31, 1997 and 1998,
   and June 30, 1999 (Unaudited)........................................   5

Consolidated Statements of Income for the Years Ended
   December 31, 1996, 1997 and 1998 and for the Six Months ended
   June 30, 1998 and 1999 (Unaudited)...................................   6

Consolidated Statements of Changes in Shareholders' Equity for the
   Years Ended December 31, 1996, 1997 and 1998 and for the
   Six Months Ended June 30, 1999 (Unaudited) ..........................   7

Consolidated Statements of Cash Flows for the Years Ended
   December 31, 1996, 1997 and 1998 and for the Six Months ended
   June 30, 1998 and 1999 (Unaudited)...................................   8

Notes to Consolidated Financial Statements..............................   9

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
IMRglobal Corp.

We have audited the accompanying consolidated balance sheets of IMRglobal Corp. as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998, as restated for the 1999 poolings of interests described in Note 2. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of IMRglobal Corp. as of December 31, 1997 and for the two years then ended, prior to their restatements for the 1999 poolings of interests described in Note 2, which statements reflect total assets of $135.4 million as of December 31, 1997 and total revenues of $83.6 million and $27.9 million for the years ended December 31, 1997 and 1996, respectively. We also did not audit the financial statements of Orion Consulting, Inc. as of December 31, 1998 and 1997, and for the three years ended December 31, 1998, which statements reflect total assets of $11.7 million and $6.8 million as of December 31, 1998 and 1997, respectively, and total revenues of $22.6 million, $17.2 million and $17.4 million for the years ended December 31, 1998, 1997 and 1996, respectively. Those financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for IMRglobal Corp. as of December 31, 1997 and for the two years then ended prior to the restatement for the 1998 poolings of interests described in Note 2, and Orion Consulting, Inc. is based solely on the reports of other auditors.

We conducted out audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMRglobal Corp. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                       Ernst & Young LLP
Tampa, Florida
August 20, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of IMRglobal Corp.

           We have audited the consolidated balance sheet of IMRglobal Corp. and subsidiaries (the Company) (formerly Information Management Resources, Inc.) as of December 31, 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1997 and 1996 prior to restatement for the pooling of interests transactions discussed in
Note 2 to the consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements (not presented herein) referred to above present fairly, in all material respects, the consolidated financial position of IMRglobal, Inc. and subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.


                                                      PricewaterhouseCoopers LLP


Tampa, Florida
February 13, 1998, except for certain information in Note 13, for which the date is March 9, 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Orion Consulting, Inc.:

We have audited the accompanying balance sheets of Orion Consulting, Inc. (an Ohio corporation) as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orion Consulting, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                       Arthur Andersen LLP

Cleveland, Ohio
January 22, 1999.

                                 IMRGLOBAL CORP.

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     DECEMBER 31,         JUNE 30,
                                                                ----------------------    ---------
                                                                  1997         1998         1999
                                                                ---------    ---------    ---------
                                                                                         (Unaudited)
                            ASSETS
Current assets:
   Cash and cash equivalents ................................   $  87,324    $  84,139    $  58,012
   Marketable securities ....................................       4,453       31,609       27,340
   Accounts receivable ......................................      21,331       40,243       46,292
   Unbilled work in process .................................       8,484        7,943       11,100
   Deferred income taxes ....................................       2,133       15,148       10,462
   Prepaid expenses and other current assets ................       5,481        5,694        4,436
                                                                ---------    ---------    ---------
         Total current assets ...............................     129,206      184,776      157,642

Property and equipment, net of accumulated depreciation .....      11,324       23,091       36,058
Deposits and other assets ...................................       2,777        5,269        7,271
Intangible assets, net of accumulated amortization ..........      10,157       36,829       60,996
                                                                ---------    ---------    ---------
         Total assets .......................................   $ 153,464    $ 249,965    $ 261,967
                                                                =========    =========    =========
             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable .........................................   $   4,009    $   8,497    $  11,511
   Accrued compensation .....................................      12,713       20,104       24,115
   Deferred revenue .........................................       6,189        5,819        1,715
   Other current liabilities ................................      10,793       27,598       23,880
                                                                ---------    ---------    ---------
         Total current liabilities ..........................      33,704       62,018       61,221

Long-term debt ..............................................       2,596        1,791        1,598
Deferred income taxes .......................................         546        1,041          791
Accrued compensation ........................................       2,322        8,046        3,110
                                                                ---------    ---------    ---------
         Total liabilities ..................................      39,168       72,896       66,720
                                                                ---------    ---------    ---------
Minority interest ...........................................           4           79            8
                                                                ---------    ---------    ---------
Shareholders' equity:
   Preferred stock, $.10 par value, 10,000,000 shares
       authorized, no shares issued and outstanding .........       --           --           --
   Common stock, $.10 par value per share, 100,000,000 shares authorized, 33,133,420 and 37,155,159 and 38,446,696
       shares issued and outstanding.........................       3,313        3,715        3,845
   Additional paid-in capital ...............................     101,600      142,778      150,168
   Retained earnings ........................................      11,947       31,770       44,486
   Notes receivable from share sales ........................        --           (366)        (366)
   Deferred compensation ....................................      (1,524)        --           --
   Accumulated other comprehensive expense ..................      (1,044)        (907)      (2,894)
                                                                ---------    ---------    ---------
         Total shareholders' equity .........................     114,292      176,990      195,239
                                                                ---------    ---------    ---------
         Total liabilities and shareholders' equity .........   $ 153,464    $ 249,965    $ 261,967
                                                                =========    =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                                 IMRGLOBAL CORP.

                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            YEAR ENDED DECEMBER 31,         SIX MONTHS ENDED JUNE 30,
                                                       -----------------------------------    ----------------------
                                                          1996         1997         1998         1998         1999
                                                       ---------    ---------    ---------    ---------    ---------
                                                                                             (Unaudited)  (Unaudited)
Revenue ............................................   $  55,596    $ 115,310    $ 208,211    $  92,244    $ 129,920
Cost of revenue ....................................      32,290       67,352      110,460       50,230       68,269
                                                       ---------    ---------    ---------    ---------    ---------
         Gross profit ..............................      23,306       47,958       97,751       42,014       61,651

Selling, general and administrative ................      13,894       32,027       49,811       23,657       28,850
Research and development ...........................        --          1,113        6,437        2,245        2,893
Goodwill and intangible amortization ...............         100        1,123        2,076          653        2,049
Acquired in-process research and development .......        --           --          8,200        8,200         --
Acquisition costs ..................................        --           --            145          145        6,613
Acceleration of stock appreciation
   rights upon acquisition .........................        --           --           --           --          1,804
                                                       ---------    ---------    ---------    ---------    ---------
         Income from operations ....................       9,312       13,695       31,082        7,114       19,442
                                                       ---------    ---------    ---------    ---------    ---------
Other income (expense):
   Interest expense ................................        (312)        (208)        (258)        (192)         (70)
   Other income ....................................         487        2,050        4,579        2,363        2,523
                                                       ---------    ---------    ---------    ---------    ---------
         Total other income ........................         175        1,842        4,321        2,171        2,453
                                                       ---------    ---------    ---------    ---------    ---------
Income before provision
   for income taxes and minority interest ..........       9,487       15,537       35,403        9,285       21,895
Provision for income taxes .........................       2,357        6,475       15,610        6,267        9,166
                                                       ---------    ---------    ---------    ---------    ---------
         Income before minority interest ...........       7,130        9,062       19,793        3,018       12,729

Minority interest in net income ....................        (730)         (48)         (33)          (3)         (13)
                                                       ---------    ---------    ---------    ---------    ---------
         Net income ................................   $   6,400    $   9,014    $  19,760    $   3,015    $  12,716
                                                       =========    =========    =========    =========    =========
Basic earnings per share ...........................   $    0.28    $    0.29    $    0.56    $    0.09    $    0.34
                                                       =========    =========    =========    =========    =========
Diluted earnings per share .........................   $    0.19    $    0.21    $    0.44    $    0.07    $    0.28
                                                       =========    =========    =========    =========    =========
Shares outstanding:
   Basic ...........................................      22,941       31,612       35,516       34,107       37,623
                                                       =========    =========    =========    =========    =========
   Diluted .........................................      33,854       41,950       45,056       44,983       45,303
                                                       =========    =========    =========    =========    =========
PRO FORMA (NOTE 1):
Net income as reported .............................   $   6,400    $   9,014    $  19,760    $   3,015    $  12,716
Pro forma incremental income tax (provision) benefit      (1,546)       1,076          591          591         (240)
                                                       ---------    ---------    ---------    ---------    ---------
Pro forma net income ...............................   $   4,854    $  10,090    $  20,351    $   3,606    $  12,476
                                                       =========    =========    =========    =========    =========
Pro forma basic earnings per share .................   $    0.21    $    0.32    $    0.57    $    0.11    $    0.33
                                                       =========    =========    =========    =========    =========
Pro forma diluted earnings per share ...............   $    0.14    $    0.24    $    0.45    $    0.08    $    0.28
                                                       =========    =========    =========    =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                                 IMRGLOBAL CORP.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                  COMPRE-                                           ADDITIONAL
                                                  HENSIVE               COMMON STOCK                  PAID-IN          RETAINED
                                                  INCOME           SHARES           AMOUNT            CAPITAL          EARNINGS
                                                ---------        ---------        ---------          ---------         ---------
Restated balance, January 1, 1996 .........          --             27,860         $   2,785         $    --           $  3,977
Common stock issued for options
  exercised ...............................          --                306                31               (18)            --
Repurchase of common stock ................          --               --                --                --               --
Retirement of treasury stock ..............          --             (6,200)             (620)             (822)             (56)
Dividend paid .............................          --               --                --                --             (4,016)
Termination of S Corporation tax status ...          --               --                --                 946             (946)
Common stock issued in connection with
 initial public offering ..................          --              7,228               723            39,994             --
Acquisition of majority shareholder's
interest in subsidiary ....................          --               --                --              (2,500)            --
Contribution of capital ...................          --               --                --                 678             --
Net income ................................      $  6,400             --                --                --              6,400
Foreign currency translation adjustment ...          (217)            --                --                --               --
                                                 --------         --------         ---------         ---------         --------
         Comprehensive income .............      $  6,183
                                                 ========

Balance, December 31, 1996 ................          --             29,194             2,919            38,278            5,359
Common stock issued in
  connection with public offering .........          --              2,587               259            52,289             --
Common stock issued in
  connection with business combinations ...          --                173                17             1,854             --
Acquisition of majority shareholder's
  interest in subsidiary ..................          --               --                --                (552)            --
Common stock issued in connection
  with employee stock purchase plan .......          --                108                11               658             --
Common stock issued for options exercised .          --              1,072               107               152             --
Tax benefit of stock options exercised ....          --               --                --               6,769             --
Contribution of capital ...................          --               --                --               2,152             --
Dividend paid .............................          --               --                --                --             (2,426)
Compensation expense ......................          --               --                --                --               --
Net income ................................      $  9,014             --                --                --              9,014
Foreign currency translation adjustment ...          (715)            --                --                --               --
                                                 --------         --------         ---------         ---------         --------
         Comprehensive income .............      $  8,299
                                                 ========

Balance, December 31, 1997 ................          --             33,134             3,313           101,600           11,947
Common stock issued in connection
  with business combinations ..............          --              1,184               118            19,068              (69)
Acquisition of minority shareholder's
interest in subsidiary ....................          --               --                --                (135)            --
Common stock issued in connection
  with employee stock purchase plan .......          --                 31                 3               602             --
Common stock issued for options exercised .          --              2,806               281               676             --
Tax benefit of stock options exercised ....          --               --                --              20,889             --
Contribution of capital ...................          --               --                --                  78             --
Dividend paid .............................          --               --                --                --               (163)
Adjustment to conform fiscal year of
Fusion Systems Japan Co., Ltd. ............          --               --                --                --                295
Notes receivable from stock sale ..........          --               --                --                --               --
Compensation expense ......................          --               --                --                --               --
Net income ................................      $ 19,760             --                --                --             19,760
Foreign currency translation adjustment ...           196             --                --                --               --
                                                 --------         --------         ---------         ---------         --------
Comprehensive income ......................      $ 19,956
                                                 ========

Balance, December 31, 1998 ................                         37,155             3,715           142,778           31,770
Common stock issued in connection with
  business combinations ...................          --                163                16             3,500             --
Common stock issued in connection with
  employee stock purchase plan ............          --                 25                 3               436             --
Common stock issued for options exercised .          --              1,104               111               905             --
Tax benefit of stock options exercised ....          --               --                --               2,549             --
Net income ................................      $ 12,716             --                --                --             12,716
Foreign currency translation adjustment ...        (1,987)            --                --                --               --
                                                 --------         --------         ---------         ---------         --------
Comprehensive income ......................      $ 10,729
                                                 ========

Balance, June 30, 1999 (Unaudited) ........                         38,447          $  3,845         $ 150,168        $  44,486
                                                                  ========         =========         =========        =========






RESTUBBED FROM TABLE ABOVE
                                                                ACCUMULATED
                                                                   OTHER
                                                                   COMPRE-
                                                                   HENSIVE       TREASURY
                                                  OTHER            EXPENSE         STOCK           TOTAL
                                                ---------        ---------       ---------       ---------

Restated balance, January 1, 1996 .........      $  --           $  (112)        $    (9)        $   6,641
Common stock issued for options
  exercised ...............................         --              --              --                  13
Repurchase of common stock ................         --              --            (1,489)           (1,489)
Retirement of treasury stock ..............         --              --             1,498              --
Dividend paid .............................         --              --              --              (4,016)
Termination of S Corporation tax status ...         --              --              --                --
Common stock issued in connection with
  initial public offering .................         --              --              --              40,717
Acquisition of majority shareholder's
  interest in subsidiary ..................         --              --              --              (2,500)
Contribution of capital ...................         --              --              --                 678
Net income ................................         --              --              --               6,400
Foreign currency translation adjustment ...         --              (217)           --                (217)
                                                 -------         -------         -------         ---------
         Comprehensive income..............

Balance, December 31, 1996 ................         --              (329)           --              46,227
Common stock issued in
  connection with public offering .........         --              --              --              52,548
Common stock issued in
  connection with business combinations ...         --              --              --               1,871
Acquisition of majority shareholder's
  interest in subsidiary ..................         --              --              --                (552)
Common stock issued in connection
  with employee stock purchase plan .......         --              --              --                 669
Common stock issued for options exercised .         --              --              --                 259
Tax benefit of stock options exercised ....         --              --              --               6,769
Contribution of capital ...................         --              --              --               2,152
Dividend paid .............................         --              --              --              (2,426)
Compensation expense ......................       (1,524)           --              --              (1,524)
Net income ................................         --              --              --               9,014
Foreign currency translation adjustment ...         --              (715)           --                (715)
                                                 -------         -------         -------         ---------
         Comprehensive income..............

Balance, December 31, 1997 ................       (1,524)         (1,044)           --             114,292
Common stock issued in connection
  with business combinations ..............         --               (59)           --              19,058
Acquisition of minority shareholder's
interest in subsidiary ....................         --              --              --                (135)
Common stock issued in connection
  with employee stock purchase plan .......         --              --              --                 605
Common stock issued for options exercised .         --              --              --                 957
Tax benefit of stock options exercised ....         --              --              --              20,889
Contribution of capital ...................         --              --              --                  78
Dividend paid .............................         --              --              --                (163)
Adjustment to conform fiscal year of
Fusion Systems Japan Co., Ltd. ............         --              --              --                 295
Notes receivable from stock sale ..........         (366)           --              --                (366)
Compensation expense ......................        1,524            --              --               1,524
Net income ................................         --              --              --              19,760
Foreign currency translation adjustment ...         --               196            --                 196
                                                 -------         -------         -------         ---------
         Comprehensive income..............

Balance, December 31, 1998 ................         (366)           (907)           --             176,990
Common stock issued in connection with
  business combinations ...................         --              --              --               3,516
Common stock issued in connection with
  employee stock purchase plan ............         --              --              --                 439
Common stock issued for options exercised .         --              --              --               1,016
Tax benefit of stock options exercised ....         --              --              --               2,549
Net income ................................         --              --              --              12,716
Foreign currency translation adjustment ...         --            (1,987)           --              (1,987)
                                                 -------         -------         -------         ---------
         Comprehensive income..............

Balance, June 30, 1999 (Unaudited) ........      $  (366)        $(2,894)        $  --           $ 195,239
                                                 =======         =======         =======         =========


The accompanying notes are an integral part of these consolidated financial statements.

                                 IMRGLOBAL CORP.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------------    -----------------------------
                                                                1996       1997       1998             1998            1999
                                                              --------   --------   --------         --------        --------
                                                                                                   (Unaudited)      (Unaudited)
Cash flows from operating activities:
   Net income .........................................       $  6,400    $  9,014    $ 19,760      $  3,015         $ 12,716
   Adjustments to reconcile net income to cash
      provided by operating activities:
      Depreciation and amortization ...................          1,097       4,778       5,867         2,114            4,261
      Deferred income taxes ...........................          1,318      (2,164)    (12,175)      (11,227)           6,572
      Tax benefit of stock options ....................           --         6,769      20,889        14,219            2,549
      Other ...........................................            (75)         80         319          --               --
      Minority interest in net income .................            730          48          33             3               13
      Noncash compensation ............................           --          --         1,524          --               --
      Adjustment to conform fiscal year of
         Fusion Systems Japan Co., Ltd. ...............           --          --           295           295             --
      Changes in operating assets and liabilities:
         Accounts receivable and unbilled
           work-in-process ............................         (6,992)    (11,283)    (11,831)       (9,611)          (5,457)
         Other current assets .........................         (1,327)     (2,391)        (35)        1,419            1,651
         Deposits and other assets ....................         (1,131)     (1,176)     (2,710)         (604)            (675)
         Accounts payable and other liabilities .......          3,505         (69)      7,262         6,375           (1,484)
         Accrued compensation .........................            846      12,473      13,232         8,889           (3,074)
         Income tax ...................................            195        (717)      4,541           (53)          (2,959)
         Deferred revenue .............................          2,065       3,479        (623)       (1,204)          (4,286)
                                                              --------    --------    --------      --------         --------
         Total adjustments ............................            231       9,827      26,588        10,615           (2,889)
                                                              --------    --------    --------      --------         --------
         Net cash provided by operating activities ....          6,631      18,841      46,348        13,630            9,827
                                                              --------    --------    --------      --------         --------
Cash flows from investing activities:
   Acquisition of interest in consolidated subsidiary,
      net of cash received ............................         (9,968)     (3,315)     (8,941)       (7,944)         (20,065)
   Investment in marketable securities, net ...........         (5,511)      1,191     (26,192)      (16,856)           4,269
   Additions to capitalized software costs ............           (302)     (1,258)       --            --             (1,271)
   Additions to property and equipment ................         (3,746)     (7,777)    (14,335)       (6,433)         (14,535)
   Increase in equity investment and loans
     to affiliate .....................................           (693)       --          --            --               --
   Related party loans ................................           --         1,608       1,478          --               --
                                                              --------    --------    --------      --------         --------
         Net cash used in investing activities ........        (20,220)     (9,551)    (47,990)      (31,233)         (31,602)
                                                              --------    --------    --------      --------         --------
Cash flows from financing activities:
   Net repayments from revolving credit line ..........           (244)       (955)        443           202              117
   Proceeds from long-term debt and notes .............          2,346       3,935         384          --               --
   Payments on notes and capital leases ...............         (2,258)     (1,637)     (4,320)       (2,339)          (4,328)
   Proceeds from issuance of common stock .............         42,518      54,704       1,640           343            1,455
   Payment of costs in connection with
      issuance of common stock ........................         (1,110)       (600)       --            --               --
   Purchase of treasury stock, at cost ................         (1,489)       --          --            --               --
   Advance to shareholder .............................           --          (250)       --            --               --
   Payment of dividends ...............................         (3,215)     (2,426)       (163)         --               --
                                                              --------    --------    --------      --------         --------
         Net cash provided by (used in) financing
           activities .................................         36,548      52,771      (2,016)       (1,794)          (2,756)
                                                              --------    --------    --------      --------         --------
Effect of exchange rate changes .......................            (27)       (393)        473          (999)          (1,596)
                                                              --------    --------    --------      --------         --------
Net increase (decrease) in cash and cash equivalents ..         22,932      61,668      (3,185)      (20,396)         (26,127)
Cash and cash equivalents at beginning of year ........          2,724      25,656      87,324        87,324           84,139
                                                              --------    --------    --------      --------         --------
Cash and cash equivalents at end of year ..............       $ 25,656    $ 87,324    $ 84,139      $ 66,928         $ 58,012
                                                              ========    ========    ========      ========         ========

The accompanying notes are an integral part of these consolidated financial statements.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       NAME CHANGE - On November 17, 1998, the Company changed its name from Information Management Resources, Inc. to IMRglobal Corp.

       BASIS OF REPORTING--IMRglobal Corp. and subsidiaries ("IMRglobal" or the "Company") provide consulting and technology services to a variety of industries and customers located primarily in North America, Europe and Asia. The consolidated financial statements include the accounts of IMRglobal Corp., its wholly owned subsidiaries and its controlled foreign subsidiary. All significant intercompany balances and transactions have been eliminated.

       The consolidated financial statements for all periods have been restated to include the financial statements of Atechsys, S.A., Fusion System Japan Co., Ltd., and Orion Consulting, Inc. These companies were combined during 1999 in transactions accounted for as pooling of interests.

       CASH AND CASH EQUIVALENTS--IMRglobal considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents. IMRglobal maintains its investments at high quality financial institutions.

       MARKETABLE SECURITIES--All marketable securities are classified as available-for-sale and are available to support current operations or to take advantage of other investment opportunities. These securities are stated at estimated fair value based upon market quotations.

       REVENUE RECOGNITION--Fixed-price contract revenue is recognized using the percentage of completion method of accounting, under which the sales value of performance, including earnings thereon, is recognized on the basis of the percentage that each contract's cost to date bears to the total estimated cost. Any anticipated losses upon contract completion are accrued currently. Service revenue from time-and-materials services is recognized as the services are provided.

       Unbilled work-in-progress represents revenue on contracts to be billed in subsequent periods in accordance with the terms of the contract. Deferred revenue represents amounts billed in excess of revenue earned in accordance with the terms of the contracts.

       GOODWILL--Goodwill originated from the acquisition of certain subsidiaries, and is being amortized on a straight-line basis over a 10 to 20 year period. IMRglobal periodically reviews the value of its goodwill to determine if an impairment has occurred. IMRglobal measures the potential impairment of recorded goodwill by the undiscounted value of expected future operating cash flow in relation to the assets to which this goodwill applies.

   PROPERTY AND EQUIPMENT--Property and equipment is stated at cost less accumulated depreciation. Depreciation is primarily computed using the straight-line method and is charged to income over the estimated useful lives of the respective assets.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

       CAPITALIZED SOFTWARE COSTS--Capitalized software costs are recorded at cost less accumulated amortization. Production costs for computer software that is to be utilized as an integral part of a product or process is capitalized when both (a) technological feasibility is established for the software and (b) all research and development activities for the other components of the product or process have been completed.

       Amortization is included in cost of revenue and is charged to income based upon a revenue formula over the shorter of the remaining estimated economic life of the product or estimated lifetime revenue of the product. Amortization of capitalized software costs was approximately $131,000, $1.9 million and $47,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

       INCOME TAXES--Prior to November 1996, IMRglobal elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code whereby taxable income is generally reported by the shareholders on their individual income tax returns. In connection with the initial public offering, the S Corporation election was terminated on November 11, 1996. In addition, IMRglobal's wholly owned subsidiary, IMRglobal - Orion Consulting, Inc. ("Orion") was taxed as an S Corporation since its inception. In connection with Orion's merger with IMRglobal, the S Corporation election was terminated on June 15, 1999. Subsequent to the termination of the S Corporation election, IMRglobal and Orion became subject to U.S. federal and state income taxes as C Corporations.

       IMRglobal uses the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is provided against the future benefit of deferred tax assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized. (See Note 11.)

       PRO FORMA NET INCOME--To properly reflect IMRglobal's and its subsidiary Orion pro forma net income, the provision for income taxes has been adjusted as if IMRglobal had been a taxable entity subject to federal and state income taxes at the marginal rates applicable to such periods. In addition, the pro forma adjustment to income tax expense for the year ended December 31, 1996 excludes the $1,075,000 one-time income tax expense resulting from the termination of the S Corporation status.

       FOREIGN CURRENCY TRANSLATION--The financial statements of IMRglobal's foreign subsidiaries use a functional currency which is other than the U.S. dollar and are translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation." Assets and liabilities are translated at exchange rates in effect on the reporting date. Income and expense items are translated at the average exchange rates in effect during

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

the year. The resulting translation adjustments are not included in determining net income but are included in accumulated other comprehensive income. Foreign currency transaction gains and losses are reported in net income but are not material to any period presented.

       COMPUTATION OF EARNINGS PER SHARE--Basic earnings per share is computed using the weighted average of common stock outstanding. Diluted earnings per share is computed using the treasury stock method which is summarized as follows (in thousands):

                                                 YEARS ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                                              -----------------------------  -------------------------
                                               1996        1997       1998        1998       1999
                                              -------     -------    ------      ------     ------
Weighted average
   common stock outstanding ..........         22,941     31,612     35,516      34,107     37,623

Stock Option Plans
   Shares under option
      at end of period ...............         11,438     10,756     10,073      12,355      9,514
   Treasury Shares which could
      be purchased ...................           (525)      (418)      (533)     (1,479)    (1,834)
                                              -------     ------     ------      ------     ------
Weighted average
   common stock equivalents ..........         10,913     10,338      9,540      10,876      7,680
                                              -------     ------     ------      ------     ------
Shares used in diluted earnings
   per share calculation .............         33,854     41,950     45,056      44,983     45,303
                                              =======     ======     ======      ======     ======


       STOCK BASED COMPENSATION--IMRglobal follows the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB Opinion No. 25), for stock issued under its stock option plans (See Note 13).

       USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

       COMPREHENSIVE INCOME--During 1998, IMRglobal adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income." Comprehensive income is comprised solely of foreign currency translation adjustments. Foreign currency translation adjustments have not been tax effected as IMRglobal considers foreign earnings to be indefinitely reinvested.

       NEW ACCOUNTING PRONOUNCEMENTS--During June, 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective for IMRglobal on January 1, 2001. This statement establishes measurement and disclosure criteria for certain derivative and hedging instruments including foreign exchange forward contracts. Management is currently assessing the future impact of SFAS No. 133 on IMRglobal's financial statements.

2.  BUSINESS COMBINATIONS:

       For all business combinations accounted for as purchases pursuant to APB Opinion No. 16, "Business Combinations", IMRglobal's financial statements include the results of operations for the acquired businesses from the date of acquisition. For all material business combinations accounted for as poolings of interests pursuant to APB Opinion No. 16, IMRglobal's financial statements have been restated to include the results of operations for all periods presented.

       IMRGLOBAL LTD. ("IMRGLOBAL-INDIA")--At December 31, 1995, IMRglobal owned 34.2% of IMRglobal-India, an Indian Limited Liability Company. During 1996, 1997 and 1998, IMRglobal purchased an additional 46.9% of IMRglobal-India's outstanding common shares for approximately $7.6 million in cash in several transactions. These acquisitions are accounted for as purchases pursuant to the provisions of APB Opinion No. 16 and resulting goodwill is being amortized over a 10-year period. In addition, during November 1996, IMRglobal acquired an additional 18.4% of IMRglobal-India from IMRglobal's majority shareholder for approximately $3.1 million in cash. The acquisition from IMRglobal's majority shareholder is accounted for as a reduction of equity. As a result of the acquisitions noted above, IMRglobal owns 99.5% of the outstanding common shares of IMR-India at December 31, 1998.

       IMRglobal accounts for its investment in IMRglobal-India utilizing the consolidation method for all periods presented, because effective control had been maintained through the continued direct financial interests in IMRglobal-India held by IMRglobal's majority shareholder.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


2.  BUSINESS COMBINATIONS (CONTINUED):

       LINK GROUP HOLDINGS LIMITED AND INFORMATION MANAGEMENT RESOURCES (U.K.) LIMITED ("IMRglobal-U.K.")--On February 10, 1997 (effective January 8, 1997), IMRglobal acquired 100% of the outstanding stock of Link Group Holdings Limited ("Link"), a United Kingdom Limited Liability Company. Link provided transitional software outsourcing solutions to the information technology departments of large businesses located in the U.K. Prior to the acquisition, Link was owned by a Board member of IMRglobal and his spouse. In exchange for Link's common stock, Link's shareholders received $2.1 million in cash and 161,343 shares (valued at $1.6 million) of IMRglobal's common stock. In addition, a $1.6 million deferred cash payment was made to Link's former shareholders during February, 1998. The Link acquisition is accounted for as a purchase pursuant to the provisions of APB Opinion No. 16 and the resulting goodwill is being amortized over a 10-year period.

       Coincident with the above acquisition, IMRglobal also acquired 10.5% of Information Management Resources (U.K.) Limited ("IMRglobal-Ltd."), a United Kingdom Limited Liability Company, from IMRglobal's majority shareholder and his spouse for $520,000 in cash. The purchase price was determined through negotiations between IMRglobal and the shareholder and his spouse. The acquisition from IMRglobal's majority shareholder is accounted for as a reduction of equity.

       Prior to the above acquisitions, IMRglobal owned 39.5% of IMRglobal-Ltd. and Link owned 50% of IMRglobal-Ltd. After the above acquisitions IMRglobal effectively owns 100% of both Link and IMR-Ltd. The operations of Link and IMRglobal-Ltd. have been merged and the operating company was renamed IMRglobal, plc ("IMRglobal-U.K.").

       IMRGLOBAL (NORTHERN IRELAND) LIMITED--During June 1997, IMRglobal began operations in Belfast, Northern Ireland and acquired certain assets in exchange for $270,000 cash and 11,250 shares of IMRglobal's stock. The acquisition was accounted for as a purchase pursuant to the provisions of APB Opinion No. 16 and the resulting goodwill is being amortized over a 10-year period.

       LYON CONSULTANTS, S.A.--During May, 1998, IMRglobal acquired 100% of the outstanding stock of Lyon Consultants, S.A. ("Lyon"), a privately held software engineering company headquartered in Paris, France. Lyon specializes in rapid software application development, utilizing reusable business and technical software objects, and information technology consulting. In exchange for Lyon's common stock, Lyon's shareholders received $16.7 million in cash and 531,353 shares (valued at $13.0 million) of IMRglobal's unregistered common stock. Of the above purchase price, $700,000 of cash and 32,000 shares of IMRglobal's common stock were remitted one year after the acquisition date. In addition, IMRglobal may have to make an additional payment to the former stockholders of Lyon (see Note 17). These amounts are included in the determination of the purchase price. The Lyon acquisition is accounted for as a purchase pursuant to the provisions of APB Opinion No. 16 and the resulting goodwill is being amortized over a 20-year period.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


2.  BUSINESS COMBINATIONS (CONTINUED):

       IMRglobal allocated the purchase price of Lyon based on the fair value of the assets acquired and liabilities assumed. Significant portions of the purchase price were identified as intangible assets in independent appraisals, using proven valuation procedures and techniques. These intangible assets include approximately $8.2 million for acquired in-process research and development ("IPRD") for projects that did not have future alternative uses and $2.7 million for developed technology. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the acquired in-process research and development projects that give explicit consideration to the SEC Staff's views on in-process research and development as set forth in the September 15, 1998 letter to the American Institute of Certified Public Accountants. At the date of the acquisition the development of the IPRD projects had not yet reached technological feasibility and the IPRD in progress had no alternative future use. Accordingly, these costs were expensed as of the acquisition date. The acquired developed technology is being amortized over a 5-year period.

       Concurrent with the acquisition of Lyon, IMRglobal entered into a noncancellable 3 year licensing agreement with a seven year renewal option, with Wyde S.A. ("Wyde"), an unrelated French company. Wyde provides the base technology upon which the Lyon components have been developed. The licensing agreement provides for the transfer of Wyde's computer code and technology to IMRglobal if Wyde should terminate its business. The amount of the licensing fees is dependent on the value of company work sold and the countries where the technology is utilized. Future minimum licensing fees payable to Wyde are $400,000 in 1999 and 2000.

       RHO TRANSFORMATIONAL TECHNOLOGIES PTY LIMITED--During June, 1998, IMRglobal acquired 100% of the outstanding shares of RHO Transformational Technologies Pty Limited ("RHO"), a privately held software services and engineering company headquartered in Sydney, Australia. RHO specializes in software application conversion and maintenance services, utilizing proprietary tools and provides these services to large global companies with Australian and Asia Pacific operations. In exchange for RHO's common stock, RHO stockholders received 285,000 shares of IMRglobal's common stock. The RHO acquisition is being accounted for as a pooling of interests in accordance with the provisions of APB Opinion No. 16. Costs of approximately $145,000 related to the acquisition have been charged to acquisition costs and included in the statement of income.

       The financial statements for 1996 and 1997 have not been restated for the RHO acquisition due to the immateriality of this transaction. The impact was a reduction to the 1998 opening retained earnings and comprehensive income of $69,000 and $59,000, respectively. These amounts are included in common stock issued in connection with business combinations.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


2.  BUSINESS COMBINATIONS (CONTINUED):

       VISUAL SYSTEMS DEVELOPMENT CORPORATION--On October 2, 1998, IMRglobal acquired 100% of the outstanding shares of Visual Systems Development Corporation ("Visual"). In exchange for Visual's common stock, Visual's shareholders received $5.5 million in cash and 400,000 shares (valued at approximately $7 million) of IMRglobal's common stock. In addition, $3.5 million of IMRglobal's unregistered common stock are payable if certain specified business and financial objectives are achieved. Any contingent payment would result in an increase in the purchase price and the resulting goodwill. The Visual acquisition is accounted for as a purchase pursuant to the provisions of APB Opinion No. 16 and the resulting goodwill is being amortized over a 20-year period.

       ATECHSYS S.A. ("ATECHSYS") - On January 8, 1999, IMRglobal acquired 100% of the outstanding stock of Atechsys S.A., a privately held information technology company based in Paris, France, specializing in business and technology consulting specific to capital markets businesses. In exchange for Atechsys' common stock, Atechsys' shareholders received 718,859 shares of IMRglobal common stock. The Atechsys acquisition is accounted for as a pooling of interests combination pursuant to the provisions of APB Opinion No. 16. Financial statements for all periods have been restated to give effect to the business combination. Costs of approximately $1.7 million related to the acquisition have been charged to acquisition costs and included in the statement of income for the six months ended June 30, 1999.

       ECWERKS, INC. ("ECWERKS") - On January 15, 1999, IMRglobal acquired 100% of the outstanding stock of ECWerks, Inc., a privately held electronic commerce business and technology consulting company based in Tampa, Florida. In exchange for ECWerks' common stock, ECWerks' shareholders received $520,000 in cash and 163,054 shares (valued at $3.6 million) of IMRglobal's unregistered common stock. In addition, a contingent payment of up to $28.0 million of common stock is payable if certain specified financial goals are achieved during 1999. Any contingent payment would result in an increase in the purchase price and the resulting goodwill. The ECWerks acquisition is accounted for as a purchase pursuant to the provisions of APB Opinion No. 16 and the resulting goodwill is being amortized over a 20-year period.

       FUSION SYSTEM JAPAN CO., LTD. ("FUSION") - On March 26, 1999, IMRglobal acquired 100% of the outstanding stock of Fusion System Japan Co., Ltd., a privately held business and technology consulting company based in Tokyo, Japan. Fusion is comprised of three divisions, one focused on the capital markets businesses in Japan and Asia-Pacific, a Commercial Services division, which provides information technology ("IT") consulting services to large companies in Japan and a Client Services division which provides voice/data infrastructure solutions in Japan. Fusion also has a subsidiary in Boston that provides IT services to clients in the financial and commercial services industries. In exchange for Fusion's common stock, Fusion's shareholders received 3,735,536 shares of IMRglobal common stock. The Fusion acquisition is accounted for as a pooling of interests combination pursuant to the provisions of APB Opinion No.
16. Current year and prior year financial statements have been restated to give effect to the business combination. Costs of approximately $2.1 million related to the acquisition have been charged to acquisition costs and included in the statement of income for the six months ended June 30, 1999.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)

 2.  BUSINESS COMBINATIONS (CONTINUED):

       During October 1996, Fusion initiated a Stock Appreciation Rights (SAR) plan for the majority of its employees. The terms of this plan provided a deferred benefit to employees based on the change in book value of Fusion. The plan also provided the payment of an amount equal to approximately 3% of Fusion's fair market value upon a merger or acquisition. Fair market value of Fusion was based on the consideration received by Fusion's shareholders upon consummation of the merger. In accordance with the SAR plan, IMRglobal's acquisition of Fusion resulted in a one-time charge of approximately $1.8 million as a full and final settlement of this plan.

       Fusion had a March 31 fiscal year-end and, accordingly, the Fusion statements of income for the years ended March 31, 1997 and March 31, 1998 have been combined with the IMRglobal's statements of income for the years ended December 31, 1996 and December 31, 1997, respectively. In order to conform Fusion's fiscal year-end to IMRglobal's calendar year-end, the consolidated statement of income for the year ended December 31, 1998 include three months (January, February and March 1998) for Fusion, which are also included in the consolidated statement of income for the year ended December 31, 1997. Accordingly, 1998 retained earnings were adjusted for the duplication of net loss of approximately $295,000.

       PROFESSIONAL PARTNERS, INC. AND LAKEWOOD SOFTWARE TECHNOLOGY CENTER, INC. ("PLP")--On April 28, 1999, IMRglobal acquired 100% of the outstanding stock of PLP, a privately held provider of information technology services to the Property and Casualty insurance industry. In exchange for PLP's common stock, PLP's shareholders received $12.0 million in cash. The PLP acquisition is accounted for as a purchase pursuant to the provisions of APB Opinion No. 16 and the resulting goodwill is being amortized over a 20-year period.

       ORION CONSULTING, INC. ("ORION")--On June 15, 1999, IMRglobal acquired 100% of the outstanding stock of Orion Consulting, Inc., headquartered in Cleveland, Ohio. Orion was a privately held management consulting firm primarily serving the Health Care industry. In exchange for Orion's common stock, Orion's shareholders received 3,028,414 shares of IMRglobal's common stock. The Orion merger has been accounted for as a pooling of interests pursuant to the provisions of APB Opinion No. 16. Costs of approximately $2.8 million related to the acquisition have been charged to acquisition costs and included in the statement of income for the six months ended June 30, 1999.

       IMRglobal has also purchased certain assets in the expansion of its technology expertise and the expansion of its sales office infrastructure.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


2.  BUSINESS COMBINATIONS (CONTINUED):

       The Atechsys, Fusion and Orion transactions have been accounted for as poolings of interests and accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of Atechsys, Fusion and Orion. Results of operations for the periods prior to the merger with Atechsys, Fusion and Orion are summarized below (in thousands):

                                                                                             SIX MONTHS
                                                                                                ENDED
                                                         YEAR ENDED DECEMBER 31,              JUNE 30,
                                                ---------------------------------------      ---------
                                                  1996            1997          1998            1998
                                                ---------      ---------      ---------      ---------
Revenue:
  IMRglobal ..............................       $27,948        $83,550        $158,252       $69,584
  Adjustment for pooling of interests.....        27,648         31,760          49,959        22,660
                                                 -------        -------        --------       -------
         Combined ........................       $55,596        $15,310        $208,211       $92,244
                                                 =======        =======        ========       =======

Pro forma net income:
  IMRglobal ..............................       $ 2,588        $11,895        $ 18,909       $ 3,621
  Adjustment for pooling of interests.....         2,266         (1,805)          1,442           (15)
                                                 -------        -------        --------       -------
         Combined ........................       $ 4,854        $10,090        $ 20,351       $ 3,606
                                                 =======        =======        ========       =======

Other changes in shareholders' equity:
  IMRglobal ..............................       $35,060        $60,956        $ 40,616       $23,742
  Adjustment for pooling of interests.....        (1,874)        (1,905)          2,322         2,113
                                                 -------        -------        --------       -------
         Combined ........................       $33,186        $59,051        $ 42,938       $25,855
                                                 =======        =======        ========       =======

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


3.  MARKETABLE SECURITIES:

       IMRglobal currently invests only in high quality, short-term investments which it classifies as available-for-sale. As such there were no significant differences between amortized cost and estimated fair value at December 31, 1997 and 1998. Additionally, because investments are short-term and are generally allowed to mature, realized gains and losses have been minimal for the years ended December 31, 1996, 1997 and 1998.

       The following table presents the estimated fair value of marketable securities by category (in thousands):

                                                      1997          1998
                                                    -------       -------
Bankers' acceptance .........................       $  --         $10,157
Commercial paper ............................          --          21,452
Municipal debt securities....................         4,453          --
                                                    -------       -------
                                                    $ 4,453       $31,609
                                                    =======       =======

       The estimated fair value of marketable securities at December 31, 1998 was $22,992 due in one year or less and $8,617 due in one to three years.

4. ACCOUNTS RECEIVABLE (IN THOUSANDS):
                                                      1997         1998
                                                    --------     --------
Accounts receivable, trade .................        $ 21,157      $38,007
Unbilled accounts receivable-
   Time-and-materials contracts.............             207        4,386
Reserve for doubtful accounts ..............             (33)      (2,150)
                                                    --------      -------
                                                    $ 21,331      $40,243
                                                    ========      =======

       During 1998, IMRglobal established a reserve for doubtful accounts in the amount of $2.1 million with a corresponding charge to income.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


5. COSTS AND ESTIMATED EARNINGS ON COMPLETED AND UNCOMPLETED CONTRACTS (IN THOUSANDS):
                                                      1997            1998
                                                    --------        --------
Costs incurred on completed
   and uncompleted contracts................        $ 33,473        $ 34,956
Estimated earnings .........................          18,388          38,949
                                                    --------        --------
                                                      51,861          73,905
Less billings to date ......................         (49,566)        (71,781)
                                                    --------        --------
                                                    $  2,295        $  2,124
                                                    ========        ========

       The following is included in the accompanying balance sheets:

                                                       1997           1998
                                                     --------       --------
Unbilled work in process ...................        $  8,484        $  7,943
Deferred revenue ...........................          (6,189)         (5,819)
                                                    --------        --------
                                                    $  2,295        $  2,124
                                                    ========        ========

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


6.      PROPERTY AND EQUIPMENT:

       The major classifications of property and equipment at December 31, 1997 and 1998 are summarized as follows (in thousands):

                                   ESTIMATED
                                  USEFUL LIFE
                                    (YEARS)           1997            1998
                                   --------         --------        --------
Land .........................        --            $   --          $  1,355
Buildings and improvements ...       10-40             2,729           3,604
Computer equipment ...........       3-6               5,560           8,595

Computer software ............       3-10              2,331           5,756
Office furniture and equipment       3-12              3,403           5,792
Vehicles .....................       3-20                124           2,088
Construction in progress .....                         1,652           4,224
                                                    --------        --------
                                                      15,799          31,414
Less accumulated depreciation
   and amortization ..........                        (4,475)         (8,323)
                                                    --------        --------
                                                    $ 11,324        $ 23,091
                                                    ========        ========

       Depreciation of property and equipment was approximately $866,000, $1.8 million and $3.7 million for the years ended December 31, 1996, 1997 and 1998, respectively.

7.  INTANGIBLE ASSETS (IN THOUSANDS):

                                                      1997            1998
                                                    --------        --------
Goodwill .......................................    $ 11,517        $ 37,863
Acquired technology ............................        --             2,400
Accumulated amortization........................      (1,360)         (3,434)
                                                    --------        --------
                                                    $ 10,157        $ 36,829
                                                    ========        ========

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


8.  OTHER CURRENT LIABILITIES (IN THOUSANDS):

                                                       1997            1998
                                                     --------        --------
Accrued costs on Year 2000 contracts............     $   --          $ 5,116
Payroll taxes and value added taxes.............       2,177           4,642
Income taxes ...................................       1,099           6,555
Deferred income taxes ..........................         296             968
Deferred payments-acquisitions .................       1,608           1,478
Note payable - employee ........................         199             213
Employee savings plans .........................       1,789           3,308
Funds held in escrow (See Note 17) .............        --               335
Revolving credit loan ..........................        --               443
Current portion of long-term debt ..............       1,941             607
Other ..........................................       1,684           3,933
                                                     -------         -------
                                                     $10,793         $27,598
                                                     =======         =======

       During 1998, IMRglobal accrued $5.1 million related to completed Year 2000 projects. IMRglobal is liable to remediate selected issues which arise in completed projects. Management has committed to clients that personnel will be available to remediate Year 2000 issues that arise in late 1999 and early 2000. To accomplish this goal, IMRglobal has committed specific personnel to work on completed Year 2000 projects. As of December 31, 1998, no claims have been asserted. IMRglobal has accrued the amount of costs it has committed to incur based on the complexity of the Year 2000 projects completed and experience level of personnel required.

9.  RELATED PARTIES:

       During 1998, IMRglobal advanced $366,000 to three officers. These officers utilized the proceeds to acquire common stock of IMRglobal. These loans are secured by the IMRglobal common stock investment, and are repayable in 2003 or upon the officer's termination of employment with IMRglobal. These loans bear interest at 9.5% which is added to the principal portion of the note. At December 31, 1998, the loan receivable balance was $385,000, including $19,000 of accrued interest.

       At December 31, 1997, other current liabilities include $1.6 million due to a member of IMRglobal's Board of Directors and his spouse in connection with the acquisition of Link (See Note 2). This amount was noninterest bearing and was paid in full during February 1998.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


9.  RELATED PARTIES (CONTINUED):

       At December 31, 1996, IMRglobal had outstanding notes payable to shareholders of $814,000 in connection with the S Corporation termination (See
Note 13). These notes were unsecured with interest at 8% and were paid in full during February 1997. Interest expense on notes payable-shareholder for the year ended December 31, 1996 and 1997 was $19,000 and $12,000, respectively.

       Prior to the IMRglobal-U.K. acquisition, IMRglobal-India provided software development services to IMRglobal-Ltd. at market rates. During the year ended December 31, 1996, IMRglobal recognized revenues from IMRglobal-Ltd. of approximately $877,000.

       At December 31, 1996, IMRglobal had two notes receivable from IMRglobal-Ltd. totaling $692,500, which resulted from cash advances. During 1996, IMRglobal recognized approximately $35,000 of interest income on these notes. As a result of the 1997 IMRglobal-U.K. acquisition, these intercompany notes are eliminated in the consolidated financial statements.

       Cash flows from financing activities included payments on notes payable-shareholders of approximately $350,000 and $814,000 for the years ended December 31, 1996 and 1997.

10.  CREDIT FACILITIES:

     REVOLVING CREDIT FACILITIES

       IMRglobal maintains an uncollateralized $10.0 million revolving credit facility which allows IMRglobal to borrow up to 80% of the book value of U.S. accounts receivable. Interest is at LIBOR plus 1% (currently 6.3%). No borrowings have been made under this facility.

       Certain subsidiaries of IMRglobal maintain additional revolving credit line arrangements. Interest rates are based on the lending institution's prime rate (ranging from 6.5% to 9.0% at December 31, 1998). At December 31, 1997 and 1998, the amount outstanding on these credit facilities was $0 and $443,000, respectively. The maximum amount available under these facilities at December 31, 1998 was approximately $6.9 million. The respective subsidiary's accounts receivable and certain property and equipment collateralize these facilities. On June 15, 1999, in connection with the Orion merger (See Note 2), Orion's $3.0 million credit line was canceled due to change in ownership provisions incorporated into the credit facility.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


10.  CREDIT FACILITIES (CONTINUED):

        LONG-TERM DEBT

       Long-term debt at December 31, 1997 and 1998 is summarized as follows (in thousands):

                                                                              1997         1998
                                                                             ------       ------
Japan:
   2.125% uncollateralized notes payable due
   February 1999 and March 2004 ......................................       $  467       $  245

   Four notes payable with interest at 7%,
   collateralized by property and equipment due
   November 2001 through September 2002 ..............................        2,857        1,375

France:
   Loans from French government agencies at 0% interest payable in annual installments commencing March 1999 through March 2002;
   collateralized by property and equipment ..........................           33          778

India:
   Loan payable with interest at LIBOR plus 3.0% (8.9% at December 31,
   1997), principal repayable in eight equal semiannual installments of $148 commencing February 1998, collateralized by property
   and equipment (balance prepaid during 1998) .......................        1,180         --
                                                                             ------       ------
                                                                              4,537        2,398
Less current portion .................................................        1,941          607
                                                                             ------       ------
Long-term debt, net of current portion ...............................       $2,596       $1,791
                                                                             ======       ======

Maturities of long-term debt at December 31, 1998 are as follows (in thousands):
    2000..............................................................                    $  665
    2001..............................................................                       645
    2002..............................................................                       431
    2003..............................................................                        38
    2004..............................................................                        12
                                                                                          ------
                                                                                          $1,791
                                                                                          ======

        At December 31, 1998, IMRglobal was in compliance with financial covenants of the credit and debt facilities described above.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)

11. INCOME TAXES:

       The provision (benefit) for income taxes is as follows (in thousands):

                                                            1996            1997            1998
                                                          --------        --------        --------
Current:
   Federal ........................................       $    412        $  6,378        $ 16,073
   State (net of federal tax benefit) .............             66           1,015           1,442
   Foreign ........................................          1,087           1,311           5,854
                                                          --------        --------        --------
      Total current provision for income taxes.....          1,565           8,704          23,369

Deferred:
   Federal ........................................            735          (1,906)         (5,388)
   State (net of federal tax benefit) .............            118            (268)           (441)
   Foreign ........................................            (61)            (55)         (1,930)
                                                          --------        --------        --------
      Total deferred provisions (benefit)
         for income taxes .........................            792          (2,229)         (7,759)
                                                          --------        --------        --------
      Total provision for income taxes ............       $  2,357        $  6,475        $ 15,610
                                                          ========        ========        ========

        Upon termination of the S Corporation election, as described in Note 1, current and deferred income taxes reflecting the tax effects of temporary differences between IMRglobal's financial statement and the tax bases of certain assets and liabilities became liabilities of IMRglobal. Accordingly, the above provision for 1996 income taxes included a $1.1 million nonrecurring expense resulting from the termination of the S Corporation election. In accordance with applicable sections of the Internal Revenue Code, IMRglobal elected to pay this nonrecurring expense over a four year period beginning in 1996.

        The components of the net deferred tax asset (liability) are as follows (in thousands):

                                                            1997            1998
                                                          -------         -------
Deferred tax assets:
   Accrued compensation ...........................       $ 2,215         $  6,600
   Accrued costs on Year 2000 contracts............          --              2,102
   Net operating loss .............................           625            5,375
   Research and development tax credit.............          --              1,759
   Long-term contracts ............................           566              672
   Other ..........................................            15              505
                                                          -------          -------
      Total deferred tax assets ...................         3,421           17,013

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


11. INCOME TAXES (CONTINUED):
                                                1997            1998
                                              --------        --------
Deferred tax liabilities:
   Cash to accrual conversion .........           (522)           (319)
   Intangibles ........................           --              (750)
   Foreign ............................            (40)           (460)
   Equity investments .................           (234)           (428)
   Other ..............................            (46)            (52)
                                              --------        --------
         Total deferred tax liabilities           (842)         (2,009)
                                              --------        --------
Net deferred tax asset before
   valuation allowance ................          2,579          15,004
Valuation allowance - foreign .........         (1,288)         (1,865)
                                              --------        --------
Deferred tax asset
   net of valuation allowance .........       $  1,291        $ 13,139
                                              ========        ========

        The balance sheet classification of the net deferred tax asset is summarized as follows (in thousands):
                                                1997            1998
                                              --------        --------
Deferred tax asset -  current .........       $  2,133        $ 15,148
Deferred tax liability - current ......           (296)           (968)
Deferred tax liability - noncurrent....           (546)         (1,041)
                                              --------        --------
                                              $  1,291        $ 13,139
                                              ========        ========

       As reflected above, as of December 31, 1997 and 1998, IMRglobal has recorded a valuation allowance of approximately $1.3 million and $1.9 million, respectively, against the deferred tax asset related to net operating losses and non deductible accruals and reserves of a foreign subsidiary.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)

11.     INCOME TAXES (CONTINUED):

       As of December 31, 1998, IMRglobal had approximately $13 million of net operating loss carryforwards for regular income tax purposes which will expire between 2012 and 2013. The net operating loss primarily resulted from the benefits realized upon stock option exercises.

       During the years ended December 31, 1997 and 1998, various non-statutory stock options were exercised resulting in tax benefits of approximately $6.8 million and $20.9 million, respectively, which were directly credited to shareholders' equity.

       Under the Indian Income Tax Act of 1961 (the "Act"), a substantial portion of IMRglobal-India's income is exempt from Indian Income Tax as profits attributable to export operations or a tax holiday expiring in 2007. Under the Act, there are certain alternative minimum tax provisions which impose tax on net profits at a rate of 10.5%. Management has determined that these provisions are not currently applicable due to the tax holiday. Accordingly, the effective tax rate imposed on IMRglobal-India's income is substantially less than the current statutory rate of 35%.

       Undistributed earnings of IMRglobal's foreign subsidiaries amounted to approximately $25 million at December 31, 1998. These earnings are considered to be indefinitely reinvested and, accordingly, no provision for United States federal and state income taxes has been provided thereon. On remittance, certain countries impose withholding taxes that, subject to certain limitations, are then available for use as tax credits against a U.S. tax liability, if any. Determination of the amount of unrecognized deferred United States income tax liability or foreign tax withholding is not practicable because of the complexities associated with its hypothetical calculation.

       The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the statutory U.S. federal income tax rates of 34% in 1996 and 35% in 1997 and 1998 to the income before income taxes and minority interest (in thousands).


                                                          1996           1997           1998
                                                        -------        -------        -------
Statutory tax provision ...........................     $ 3,225        $ 5,438        $12,381
State taxes, net of federal benefit................         193            637            843
U.S. S Corporation income not subject
   to federal income taxes ........................      (2,495)         1,076            591
Foreign and U.S. tax effects
   attributable to foreign operations..............        (236)        (1,704)         1,051
Termination of S Corporation status................       1,075           --             --
Increase in valuation allowance....................         463            825            577
Other net .........................................         132            203            167
                                                        -------        -------        -------
      Total provision for income taxes.............     $ 2,357        $ 6,475        $15,610
                                                        =======        =======        =======

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)
12. LEASES:

        IMRglobal leases office facilities and certain residential premises for employees under noncancellable operating lease agreements. Rental expense under these leases was approximately $820,000, $2.2 million, and $3.5 million during 1996, 1997 and 1998, respectively. Future minimum lease payments as of December 31, 1998 for leases with noncancellable terms in excess of one year are approximately as follows (in thousands):

           1999..........................     $ 3,939
           2000..........................       3,037
           2001..........................       2,344
           2002..........................       2,164
           2003..........................       1,548
           Thereafter....................       6,412
                                              -------
             Total minimum payments......     $19,444
                                              =======

13. SHAREHOLDERS' EQUITY, STOCK OPTION AND STOCK PURCHASE PLANS:

       On September 12, 1996, IMRglobal filed Amended and Restated Articles of Incorporation which (i) effected a reclassification of each share of its voting and nonvoting common stock into 10 shares of common stock, par value $.10 per share, (ii) increased IMRglobal's authorization of common stock to 40,000,000 shares; and (iii) created and authorized 10,000,000 shares of preferred stock, par value $.10 per share, under terms that allow the Board of Directors to designate one or more classes of preferred stock and to designate the rights, privileges, preferences and limitations of each such class.

       On November 11, 1996, in connection with the termination of IMRglobal's S corporation election (see Note 1), IMRglobal's remaining retained earnings were transferred to additional paid-in capital. Also, a cash dividend of $1.6 million was paid to the shareholders of the S Corporation as a final distribution of Subchapter S earnings.

       During November 1996, IMRglobal completed an initial public offering and received $40.7 million in cash (net of offering expenses of $1.1 million) in exchange for the issuance of 7,228,125 shares of common stock. IMRglobal's common stock commenced trading on the Nasdaq National Market on November 8, 1996.
                                       27

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)

13. SHAREHOLDERS' EQUITY, STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED):

       On March 9, 1998 and June 17, 1997, IMRglobal declared 3-for-2 stock splits in the form of stock dividends payable on April 3, 1998 and July 10, 1997, respectively, to shareholders of record on March 20, 1998 and June 26, 1997, respectively. All applicable share and per share amounts in the accompanying financial statements have been retroactively adjusted.

       During July 1997, IMRglobal completed a public offering and received $52.5 million in cash (net of offering expenses of $600,000) in exchange for the issuance of 2,587,500 shares of common stock.

       On May 4, 1998, the shareholders approved (i) an amendment of IMRglobal's Amended and Restated Articles of Incorporation to increase the number of shares of IMRglobal's Common Stock authorized for issuance from 40,000,000 to 100,000,000 shares and (ii) an increase in the number of shares of Common Stock available for grant under IMRglobal's Stock Incentive Plan from 12,253,455 to 16,003,455 shares.

       EMPLOYEE STOCK OPTION PLAN--IMRglobal has granted certain employees non-qualified stock options with vesting periods of up to five years. The number of shares of common stock authorized for issuance under this plan is 16,003,455. These options give the employees the right to purchase common stock at an exercise price at least equal to the fair market value of the stock at the date of the option's grant. On July 15, 1996 management reset the term for all options granted through that date to 10 years starting July 15, 1996. All options granted subsequent to July 15, 1996 expire 7 to 10 years from their grant date.

       NONEMPLOYEE DIRECTORS STOCK OPTION PLAN--During September 1996, IMRglobal established the Nonemployee Directors Stock Option Plan, whereby nonemployee directors may be granted non-qualified options to purchase common stock. The number of shares of common stock authorized for issuance under this plan is 337,500. The exercise price of the stock option may not be less than the fair market value of the common stock on the date of the grant. Each nonemployee director is granted an option of 22,500 shares for each two year period they serve on the Board. The options expire 10 years from the grant date. Beginning with the grant date, these options vest 50% at the end of the first year and 100% at the end of the second year. As of December 31, 1998, 225,000 options are available for future grants and 112,500 options are outstanding, of which 67,500 are exercisable.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


13.     SHAREHOLDERS' EQUITY, STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED):

       STOCK OPTION DISCLOSURES--IMRglobal applies APB Opinion No. 25 and related interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized in connection with the issuance of these options. Had compensation cost for IMRglobal's stock option plan been determined based on the fair value at the grant dates for the awards under the plan consistent with the method of SFAS Statement No. 123, IMRglobal's net income and earnings per share for the year ended December 31, 1998, 1997 and 1996 would have been reduced to the adjusted amounts indicated below:

                                                   1996      1997        1998
                                                 --------   -------    -------

     Pro forma net income:
        As reported ......................        $4,854    $10,090    $20,351
        As adjusted (unaudited) ..........        $4,351    $ 8,763    $14,623

     Pro forma diluted earnings per share:
        As reported ......................        $ 0.14    $  0.24    $  0.45
        As adjusted (unaudited) ..........        $ 0.13    $  0.21    $  0.32

       The pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

       The estimated per share fair value of options granted during 1996, 1997 and 1998 was $0.31, $12.46 and $17.12, respectively. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1996, 1997 and 1998, respectively: no dividend yield for each year presented; risk-free interest rates of 5.9%, 6.0% and 5.3%; expected lives of the options prior to exercise of 10.4, 6.5 and 5.0 years. For options granted prior to IMRglobal's initial public offering in November, 1996, volatility of the stock price was omitted from the pricing model as permitted by SFAS No. 123. For 1997 and 1998 option grants, a volatility measure of 85% and 80%, respectively, was employed.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


13.     SHAREHOLDERS' EQUITY, STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED):

       A summary of the status of IMRglobal's stock option plan as of December 31, 1996, 1997 and 1998, and changes during the years ending on those dates is presented below:

                                                 1996                              1997                           1998
                                     ------------------------------   ------------------------------  ----------------------------
                                                   WEIGHTED-AVERAGE                 WEIGHTED-AVERAGE              WEIGHTED-AVERAGE
                                                       EXERCISE                         EXERCISE                      EXERCISE
FIXED OPTIONS                          SHARES           PRICE            SHARES           PRICE         SHARES          PRICE
--------------------------------     ----------    ----------------   -----------   ----------------  ----------  ----------------
Outstanding at beginning of year      4,962,262         $0.05          11,632,657        $ 0.46       12,545,095       $ 1.31
Granted                               7,265,250         $0.66           2,015,700        $16.12        1,279,450       $25.28
Exercised                              (306,382)        $0.05          (1,071,748)       $ 0.25       (2,804,291)      $ 0.34
Cancelled                              (288,473)        $0.05             (31,514)       $ 2.25         (215,440)      $16.50
                                     ----------                       -----------                     ----------
Outstanding at
  end of year                        11,632,657                        12,545,095                     10,804,814
                                     ==========                        ==========                     ==========
Options exercisable
  at year-end                        10,240,673                         9,541,970                      7,375,447
                                     ==========                        ==========                     ==========

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)

13.     SHAREHOLDERS' EQUITY, STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED):

        The following table summarizes certain information about stock options at December 31, 1998:

              OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
-----------------------------------------------   ------------------------------
  NUMBER       WEIGHTED-AVERAGE                      NUMBER
OUTSTANDING       REMAINING                        EXERCISABLE
AT 12/31/98   CONTRACTUAL LIFE  EXERCISE PRICES   AT 12/31/98    EXERCISE PRICES
------------  ----------------   -------------    -----------     --------------

 7,445,929       7.5 years       $   0.05-2.25      6,881,640     $   0.05-2.25
   310,500       7.8 years       $   4.45-6.22        162,000     $   4.45-6.22
   108,000       8.2 years       $        5.05         21,600     $        5.05
     7,875       8.1 years       $        8.45          1,350     $        8.45
   775,310       8   years       $ 11.85-15.08        141,627     $ 11.85-15.08
 1,129,700       8.8 years       $ 18.25-18.75        164,980     $ 18.25-18.75

   285,000       9.2 years       $ 20.06-22.93          2,250     $ 20.06-22.93

   555,000       9.5 years       $ 24.06-31.75           --       $ 24.06-31.75

   187,500       9.8 years       $ 34.38-37.17           --       $ 34.38-37.17
----------                                          ---------
10,804,814                                          7,375,447
==========                                          =========

        As of December 31, 1998, options to purchase 1,587,718 shares of Common Stock were available for future grants.

        EMPLOYEE STOCK PURCHASE PLAN--IMRglobal's Employee Stock Purchase Plan (the "Stock Purchase Plan") became effective on October 1, 1996. A total of 450,000 shares of IMRglobal's Common Stock have been reserved for issuance under the Stock Purchase Plan. An employee electing to participate in the Stock Purchase Plan must authorize a stated dollar amount or percentage of the employee's regular pay to be deducted by IMRglobal from the employee's pay for the purpose of purchasing shares of Common Stock on a quarterly basis. The price at which employees may purchase Common Stock is 85% of the closing price of the Common Stock on the Nasdaq National Market on the first day of the quarter or the last day of the quarter, whichever is lower.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


13.     SHAREHOLDERS' EQUITY, STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED):

       IMRGLOBAL-INDIA STOCK OPTION PLAN--IMRglobal-India has adopted a separate Employee Share Option Policy which provides for grants of options to employees to purchase common shares of IMR-India. The maximum number of options that may be granted under the policy is 51,900 common shares. Under the policy, options granted to an employee vest upon completion of five years of continuous employment with IMRglobal-India or its affiliates. Vested options are valid for exercise during the employees' employment with IMRglobal-India or its affiliates and for a period of six months thereafter. Options that are not exercised within six months of cessation of employment expire.

        A summary of the status of IMRglobal-India's stock option plan is as follows:
                                                                     WEIGHTED
                                                                     AVERAGE
                                                     SHARES       EXERCISE PRICE
                                                  -----------      -------------

Balance, December 31, 1996...................        20,500        $0.00 - $0.28
Granted .....................................         4,000           $22.82
Canceled ....................................        (4,500)          $(0.00)
                                                     ------

Balance, December 31, 1997...................        20,000           $ 4.66
Exercised ...................................        (8,220)          $ 0.23
Canceled ....................................        (9,325)          $(0.23)
                                                     ------

Balance, December 31, 1998...................         2,455        $0.23-$22.82
                                                     ======        ============

        At December 31, 1997 and 1998, exercisable options were 6,400 and 0, respectively.

        Compensation expense has been recognized on the difference between fair value at the date of the grant and the exercise price pursuant to APB Opinion No. 25. Compensation expense is recognized over the life of the options. Compensation expense under this plan for the years ended December 31, 1996, 1997 and 1998 was less than $3,000 annually. Under IMRglobal-India's policy, options granted subsequent to September 6, 1996 are granted at an exercise price equal to the fair market value of the common shares of IMRglobal-India at the time of the grant. During 1998, management decided not to issue any additional shares under this plan.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)

13. SHAREHOLDERS' EQUITY, STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED):

       ORION RESTRICTED STOCK PLANS--During 1997, Orion adopted its Restricted Stock Bonus Plan ("Stock Bonus Plan"). Pursuant to the Stock Bonus Plan, Orion distributed a portion of its common shares to certain key employees. Compensation expense related to this distribution for the years ended December 31, 1997 and 1998 was $209,000 and $1.5 million, respectively.

14. EMPLOYEE BENEFIT PLANS:

       Defined contribution plans cover employees in the United States and certain other countries, including Australia, France and India. Employees may contribute to these plans and IMRglobal matches these contributions in varying amounts. Defined contribution pension expense for the years ended December 31, 1996, 1997 and 1998 was $450,000, $673,000 and $1.7 million, respectively.

       During 1998, IMRglobal established a deferred compensation plan which allows certain U.S. employees to defer portions of their annual compensation. These assets are placed in a "rabbi trust" and are presented as assets of IMRglobal as they are available to the general creditors of IMRglobal in the event of the IMRglobal's insolvency. The value of the assets at December 31, 1998 was $2.8 million and is included in other assets. The related liability is included in accrued compensation. The assets are invested in variable life insurance products. At December 31, 1998 book value approximated fair value.

15. CONCENTRATIONS OF CREDIT RISK:

       Financial instruments which potentially subject IMRglobal to concentration of credit risk consist principally of cash and cash equivalents, marketable securities and trade receivables. IMRglobal maintains its cash with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. IMRglobal places its cash equivalents and marketable securities in investment grade short-term debt instruments and limits the amount of credit exposure to any one commercial issuer.

       Concentrations of credit risk with respect to accounts receivable is limited due to the dispersion of IMRglobal's customer base across different industries and geographies. IMRglobal's two largest customers accounted for approximately 28%, 12% and 12% of revenue for the years ended December 31, 1996, 1997 and 1998, respectively, and 7% and 4% of accounts receivable as of December 31, 1997 and 1998, respectively. No other customer accounted for 10% of revenue or accounts receivable for the above periods.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)

16. OTHER INCOME (IN THOUSANDS):
                                                   1996       1997      1998
                                                 -------    -------    -------
Investment income .............................  $   263    $ 2,097    $ 4,649
Income (loss) in equity investment.............       34         44        (54)
Other income (expense) ........................      190        (91)       (16)
                                                 -------    -------    -------
                                                 $   487    $ 2,050    $ 4,579
                                                 =======    =======    =======
17. COMMITMENTS AND CONTINGENCIES:

        During June 1998, IMRglobal purchased land for the construction of new facilities for its corporate headquarters. The land and commitments for the construction of the first two buildings on the site are expected to cost approximately $28 million, of which approximately $14.4 million has been expended at June 30, 1999.

        IMRglobal from time to time is involved in legal actions arising in the ordinary course of business. With respect to these matters, management believes that it has adequate legal defenses and/or provided adequate accruals for related costs such that the ultimate outcome will not have a material adverse effect on IMRglobal's future financial position.

        During May 1998, IMRglobal acquired 100% of Lyon Consultants S.A. ("Lyon") for approximately $16.7 million in cash and 531,353 shares in IMRglobal (See Note 2). In addition, the acquisition agreement provides that if the average price of the IMRglobal shares on NASDAQ is less than $27.24 per share for the seven trading days prior to May 15, 1999, then IMRglobal will pay the former Lyon shareholders the difference between the average price on NASDAQ and $27.24 multiplied by 499,353 shares. On May 15, 1999 the average price of IMRglobal's shares for the seven trading days prior to May 10, 1999 was $18.768 per share. Accordingly, the liability to the former shareholders of Lyon is approximately $4.2 million unless this provision is renegotiated as discussed below.

        IMRglobal has been in continuing negotiations with the former shareholders of Lyon regarding the above contingency. IMRglobal's current proposal is that if the average price of the IMRglobal shares on NASDAQ is less than $34.05 per share for the seven trading days prior to May 15, 2000, then IMRglobal will pay the former Lyon shareholders the difference between the average price on NASDAQ and $34.05 for only the shares continuing to be held by the former Lyon shareholders. In addition, if the IMRglobal shares on NASDAQ is $34.05 per share or higher for any consecutive trading days between May 15, 1999 and May 15, 2000, then the above contingency is released without any further obligation to IMRglobal. The above proposal has not yet been accepted by the former shareholders of Lyon.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)

17. COMMITMENTS AND CONTINGENCIES (CONTINUED):

        IMRglobal's French subsidiary has claimed a special tax exemption for the 1993 through 1995 fiscal years. The French taxing authorities have challenged this exemption. Ongoing discussions are being held between IMRglobal's French management and the French taxing authorities regarding this issue. The probable liability is estimated to be $500,000 and is included as a liability in the accompanying financial statements.

        As of December 31, 1998, IMRglobal's healthcare consulting practice (Orion) acted as a trustee for certain clients. IMRglobal has received cash from these clients to pay various client obligations. Accordingly, as of December 31, 1998, IMRglobal has restricted cash of $335,000, which is included in cash on the balance sheet. This amount is offset by the related liability (See Note 8).

18. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (IN THOUSANDS):

                                                   1996     1997        1998
                                                  -----    -------    -------
Cash paid during the year for interest .........  $ 317    $   168    $   247
                                                  =====    =======    =======
Cash paid during the year for income taxes.....   $ 702    $ 2,530    $ 2,159
                                                  =====    =======    =======
Noncash investing and financing activities:
   Notes payable-shareholders issued in
      lieu of dividend .........................  $ 801    $  --      $  --
                                                  =====    =======    =======
   Common stock issued in connection
      with acquisition of subsidiaries .........  $  --    $ 1,801    $19,186
                                                  =====    =======    =======
   Deferred payments for acquisition
      of subsidiaries ..........................  $  --    $ 1,608    $ 1,478
                                                  =====    =======    =======
   Compensation expense paid as a
      capital contribution .....................  $  --    $ 1,524    $  --
                                                  =====    =======    =======

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)

19.  SEGMENT INFORMATION (IN THOUSANDS):

                                             YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                         --------------------------------       -------------------------
                                           1996        1997        1998             1998         1999
                                         ---------   --------    --------        ---------    ---------
Revenue by service offering:
   Core service offerings .........       $44,033    $ 61,208    $116,889         $48,115     $ 94,807
   Year 2000 ......................         7,487      44,479      77,217          38,083       27,719
   Professional services ..........         4,076       9,623      14,105           6,046        7,394
                                          -------    --------    --------         -------     --------
       Total revenue ..............       $55,596    $115,310    $208,211         $92,244     $129,920
                                          =======    ========    ========         =======     ========
Revenue by geography:
   North America ..................       $44,585    $ 80,675    $141,871         $64,826     $ 88,543
   Europe .........................         3,040      24,273      44,585          17,070       25,280
   Asia Pacific ...................         7,971      10,362      21,755          10,348       16,097
                                          -------    --------    --------         -------     --------
       Total revenue ..............       $55,596    $115,310    $208,211         $92,244     $129,920
                                          =======    ========    ========         =======     ========
Income from operations:
 Sales organizations:
   North America ..................       $ 7,370    $  9,815    $ 27,778         $ 9,993     $ 17,499
   Europe .........................           333       1,429       6,561           1,881        4,626
   Asia Pacific ...................           394        (365)      5,472           2,526        6,864
 Software Development Centers .....         1,315       5,052       8,129           3,957        3,812
                                           -------    --------    -------         -------     --------
   Income from operations -
     sales and development
     centers ......................         9,412      15,931      47,940          18,357       32,801

 Research and development .........          --        (1,113)     (6,437)         (2,245)      (2,893)
 Goodwill amortization ............          (100)     (1,123)     (2,076)           (653)      (2,049)
 Other costs ......................          --          --        (8,345)         (8,345)      (8,417)
                                          -------    --------    --------         -------     --------
      Income from operations ......       $ 9,312    $ 13,695    $ 31,082         $ 7,114     $ 19,442
                                          =======    ========    ========         =======     ========

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)

19.  SEGMENT INFORMATION (IN THOUSANDS) (CONTINUED):
                                                                     AS OF
                                         AS OF DECEMBER 31,         JUNE 30,
                                     --------------------------     ---------
                                        1997             1998          1999
                                     ---------        ---------     ---------
Identifiable assets:

   Sales organizations:
     North America ...............  $ 135,439        $ 217,953     $ 248,438
     Europe ......................     10,556           30,334        26,869
     Asia Pacific ................      8,350           17,755        17,565
   Software Development Centers:
     India .......................     13,519           22,247        23,504
     Northern Ireland ............      2,663            2,565         2,359
   Eliminations ..................    (17,063)         (40,889)      (56,768)
                                    ---------        ---------     ---------
     Total assets ................  $ 153,464        $ 249,965     $ 261,967
                                    =========        =========     =========

        IMRglobal is engaged in one business segment. The sales organizations provide consulting and technology services to large companies in North America, Europe and Asia. Software Development Centers consist of two Indian facilities and one Northern Ireland facility that provide software development services to the sales organizations. Intercompany sales between geographical areas are accounted for at prices representative of unaffiliated party transactions and are eliminated in consolidation.

        The chief operating decision makers of IMRglobal review revenue by geography and service offering. Operating results and other financial measures are reviewed on a consolidated basis, as regional managers have discretion in allocating resources among service offerings and due to the significant amount of intercompany transactions across all geographic regions. Operating results by geography include charges for sales, general and administrative expenses.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)

20. ACQUISITIONS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS):

               During 1997, 1998 and 1999, IMRglobal completed several acquisitions using the purchase method of accounting (See Note 2). The following unaudited table compares IMRglobal's reported operating results to pro forma information prepared on the basis that the acquisitions had taken place at the beginning of the fiscal year for each of the periods presented (in thousands except per share amounts):

                                                    DECEMBER 31,                            JUNE 30,
                                       ------------------------------------          --------------------
                                         1996          1997          1998             1998         1999
                                       --------      ---------     --------          --------    --------
As reported:
   Revenue ......................       $55,596       $115,310     $208,211          $ 92,244    $129,920
   Pro forma net income .........       $ 4,854       $ 10,090     $ 20,351          $  3,606    $ 12,476
   Pro forma basic earnings
      per share .................       $  0.21       $   0.32     $   0.57          $   0.11    $   0.33
   Pro forma diluted earnings
      per share .................       $  0.14       $   0.24     $   0.45          $   0.08    $   0.28

Pro forma (unaudited):
   Revenue ......................       $90,823       $167,301     $256,778          $121,010    $136,474
   Pro forma net income .........       $ 5,834       $ 13,475     $ 18,804          $  3,168    $ 11,466
   Pro forma basic earnings
      per share .................       $  0.24       $   0.41     $   0.52          $   0.09    $   0.30
   Pro forma diluted earnings
      per share .................       $  0.16       $   0.31     $   0.41          $   0.07    $   0.25

        In management's opinion, the unaudited pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated at the beginning of 1996, 1997 or 1998 or of future operations of the combined companies under the ownership and management of IMRglobal.

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)

21.  SUPPLEMENTAL QUARTERLY INFORMATION (UNAUDITED):

        The following quarterly information is unaudited and has been restated to give effect to the acquisition of Atechsys, Fusion and Orion, which were accounted for using the pooling of interests method.

                                                                               QUARTER ENDED
                                                        ------------------------------------------------------
                                                        MARCH 31        JUNE 30      SEPTEMBER 30    DECEMBER 31
                                                        --------       --------        --------       --------
1997
----
   Revenue ......................................       $ 22,430       $ 26,625        $ 31,015       $ 35,240
   Gross profit .................................          9,279         11,040          12,864         14,775
   Income from operations .......................          2,228          3,737           4,844          2,886
   Pro forma diluted earnings per share..........       $   0.03       $   0.06        $   0.08       $   0.07


                                                                               QUARTER ENDED
                                                        ------------------------------------------------------
                                                        MARCH 31        JUNE 30      SEPTEMBER 30    DECEMBER 31
                                                        --------       --------        --------       --------
1998
----
   Revenue ......................................       $ 41,938       $ 50,306        $ 55,211       $ 60,756
   Gross profit .................................         18,863         23,151          27,061         28,676
   Income from operations .......................          6,615            499          11,794         12,174
   Proforma diluted earnings (loss) per share ...       $   0.13      ($   0.05)       $   0.18       $   0.19

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


21.  SUPPLEMENTAL QUARTERLY INFORMATION (UNAUDITED) (CONTINUED):

               The reconciliation of the quarterly information as presented compared to the quarterly information as previously reported is summarized as follows:

                                                                     QUARTER ENDED
                                               ---------------------------------------------------------
                                                MARCH 31         JUNE 30      SEPTEMBER 30     DECEMBER 31
                                                --------        --------        --------        --------
1997
----
  Revenue as previously reported ........       $ 14,347        $ 18,767        $ 23,044        $ 27,392
  Adjustment for pooling of interests ...          8,083           7,858           7,971           7,848
                                                --------        --------        --------        --------
      Revenue ...........................       $ 22,430        $ 26,625        $ 31,015        $ 35,240
                                                ========        ========        ========        ========

  Gross profit as previously reported ...       $  6,305        $  8,396        $ 10,431        $ 12,459
  Adjustment for pooling of interests ...          2,974           2,644           2,433           2,316
                                                --------        --------        --------        --------
      Gross profit ......................       $  9,279        $ 11,040        $ 12,864        $ 14,775
                                                ========        ========        ========        ========

  Income from operations
     as previously reported .............       $  2,113        $  3,369        $  4,480        $  5,641
  Adjustment for pooling of interests ...            115             368             364          (2,755)
                                                --------        --------        --------        --------
        Income from operations ..........       $  2,228        $  3,737        $  4,844        $  2,886
                                                ========        ========        ========        ========

  Diluted earnings per share
     as previously reported..............       $   0.04        $   0.08        $   0.10        $   0.13
  Adjustment for pooling of interests ...          (0.01)          (0.02)          (0.02)          (0.06)
                                                --------        --------        --------        --------
     Pro forma diluted earnings per share       $   0.03        $   0.06        $   0.08        $   0.07
                                                ========        ========        ========        ========

                                 IMRGLOBAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (INFORMATION FOR PERIODS ENDED JUNE 30 IS UNAUDITED)


22.  SUPPLEMENTAL QUARTERLY INFORMATION (UNAUDITED) (CONTINUED):

                                                                    QUARTER ENDED
                                           -------------------------------------------------------------
                                               MARCH 31        JUNE 30      SEPTEMBER 30     DECEMBER 31
                                              ----------       -------      ------------     -----------
1998
----
  Revenue as previously reported ........      $ 32,327        $ 37,257        $ 42,013        $ 46,655
  Adjustment for pooling of interests....         9,611          13,049          13,198          14,101
                                               --------        --------        --------        --------
        Revenue .........................      $ 41,938        $ 50,306        $ 55,211        $ 60,756
                                               ========        ========        ========        ========

  Gross profit as previously reported....      $ 14,907        $ 17,269        $ 20,768        $ 22,970
  Adjustment for pooling of interests....         3,956           5,882           6,293           5,706
                                               --------        --------        --------        --------
        Gross profit ....................      $ 18,863        $ 23,151        $ 27,061        $ 28,676
                                               ========        ========        ========        ========

  Income (loss) from operations
     as previously reported .............      $  6,732        $    (65)       $  9,821        $ 10,470
  Adjustment for pooling of interests....          (117)            564           1,973           1,704
                                               --------        --------        --------        --------
        Income from operations ..........      $  6,615        $    499        $ 11,794        $ 12,174
                                               ========        ========        ========        ========

  Diluted earnings (loss) per share
     as previously reported .............      $   0.15        ($  0.07)       $   0.19        $   0.21
  Adjustment for pooling of interests ...         (0.02)           0.02           (0.01)          (0.02)
                                               --------        --------        --------        --------
     Pro forma diluted earnings (loss)
        per share .......................      $   0.13        ($  0.05)       $   0.18        $   0.19
                                               ========        ========        ========        ========

                                       41